As filed with the Securities and Exchange Commission on May 24, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
Kraton Corporation
(Exact name of registrant as specified in its charter)
__________________________

Delaware	15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 (281) 504-4700	20-0411521
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________________	(I.R.S. Employer Identification No.)
Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan
(Full title of the plan) __________________________
James L. Simmons General Counsel Kraton Corporation 15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 Telephone: (281) 504-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service) __________________________

__________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☐	Accelerated filer:	☒
Non-accelerated filer:	☐	Smaller reporting company:	☐
		Emerging growth company:	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	475,000	$35.25	$16,743,750	$1,827

(1)    This registration statement on Form S-8 (this “Registration Statement”) covers the number of shares of common stock of Kraton Corporation, a Delaware corporation (the “Corporation” or “Registrant”), $0.01 par value per share (“Common Stock”), stated above and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of additional securities that may be offered or issued pursuant to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (as amended, the “A&R 2016 Plan”), as a result of one or more adjustments under the A&R 2016 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 18, 2021.

EXPLANATORY NOTE / REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by the Corporation pursuant to General Instruction E of Form S-8 under the Securities Act to register an additional 475,000 shares of Common Stock (the “Shares”) pursuant to the A&R 2016 Plan.

The Board of Directors of the Corporation (“Board”) initially approved the Kraton Corporation Equity and Cash Incentive Plan on April 4, 2016 (the “Original 2016 Plan”). The Board then amended and restated the Original 2016 Plan effective as of May 22, 2020. The Board approved the First Amendment to the A&R 2016 Plan (the “First Amendment”) on March 23, 2021, and the First Amendment was adopted by the Corporation’s stockholders on May 19, 2021. The First Amendment amended the A&R 2016 Plan to increase the number of Shares available for issuance under the A&R 2016 Plan from 3,350,000 Shares to 3,825,000 Shares (plus any shares of Common Stock subject to awards under the Original 2016 Plan, the A&R 2016 Plan or the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) that have been or may be canceled, terminated, forfeited, or expired unexercised, inclusive of any shares of Common Stock remaining available for awards under the 2009 Plan).

As of the date of filing this Registration Statement on Form S-8, there are 1,517,788 shares of Common Stock that remain available for issuance under the terms of the A&R 2016 Plan, and an additional 237,551 and 961,282 shares of Common Stock are subject to awards that remain outstanding under the 2009 Plan and Original 2016 Plan, respectively, but may become available under the terms of the A&R 2016 Plan if such awards are canceled, terminated, forfeited or expire unexercised following the adoption of the A&R 2016 Plan.

The Shares are additional securities of the same class as other securities for which Registration Statements (and amendments thereto) on Form S-8 (Reg. Nos. 333-211817, 333-216223, 333-163893 and 333-225663) were previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 3, 2016, February 24, 2017, February 12, 2018 and June 15, 2018, respectively (the “Prior Registration Statements”). The information contained in the Prior Registration Statements is incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

Further registration statements on Form S-8 will be filed with respect to any additional securities that may be offered or issued pursuant to the A&R 2016 Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.         Exhibits

    The following are filed as exhibits to this Registration Statement:

Exhibit Number		Description of Exhibit
3.1		Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Form S-3 filed with the Commission on August 25, 2015).
3.2		Certificate of Amendment to the Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 14, 2016).
3.3		Second Amended and Restated Bylaws of the Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on February 12, 2020).
4.1		Specimen Stock Certificate of the Corporation’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 14, 2016).
4.2	+	Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on May 26, 2020).
4.3	+	First Amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 8, 2021)
10.1	*+	Form of Kraton Corporation Restricted Stock Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (for 2019 and 2020)
10.2	*+	Form of Kraton Corporation Restricted Stock Unit Award Agreement under the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (for 2021)
10.3	*+	Form of Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (for 2019)
10.4	*+	Form of Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Corporation 2016 Equity and Cash Incentive Plan (for 2020)
10.5	*+	Form of Kraton Corporation Restricted Stock Performance Unit Award Agreement under the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (for 2021)
10.6	*+	Form of Kraton Corporation Restricted Stock Unit Inducement Award Agreement under the Kraton Corporation 2019 Equity Inducement Plan
10.7	*+	Form of Kraton Corporation Restricted Stock Performance Unit Inducement Award Agreement under the Kraton Corporation 2019 Equity Inducement Plan (for 2019)
10.8	*+	Form of Kraton Corporation Restricted Stock Performance Unit Inducement Award Agreement under the Kraton Corporation 2019 Equity Inducement Plan (for 2020)
5.1	*	Opinion of Jennie Howard as to the legality of the securities.
15.1	*	Awareness Letter of KPMG LLP.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Jennie Howard (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages).

*    Filed herewith
+    Denotes management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 20, 2021.

Kraton Corporation

By:	/s/ Kevin M. Fogarty
Name: Kevin M. Fogarty Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Kevin M. Fogarty, Atanas H. Atanasov and James L. Simmons, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Kraton Corporation, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement, and all documents or instruments necessary or appropriate to enable Kraton Corporation to comply with the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 20, 2021.

Signature	Title
/s/ Kevin M. Fogarty
Kevin M. Fogarty	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Atanas H. Atanasov
Atanas H. Atanasov	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Christopher B. Gingrich
Christopher B. Gingrich	Chief Accounting Officer (Principal Accounting Officer)

/s/ Dan F. Smith
Dan F. Smith	Chairman and Director
/s/ Shelley J. Bausch
Shelley J. Bausch	Director
/s/ Mark A. Blinn
Mark A. Blinn	Director
/s/ Anna C. Catalano
Anna C. Catalano	Director
/s/ Dominique Fournier
Dominique Fournier	Director
/s/ John J. Gallagher, III
John J. Gallagher, III	Director
/s/ Karen A. Twitchell
Karen A. Twitchell	Director
/s/ Billie I. Williamson
Billie I. Williamson	Director